Exhibit 10(iii) McCORMICK & COMPANY, INC. 2022 OMNIBUS INCENTIVE PLAN TERMS OF RESTRICTED STOCK UNITS AWARD AGREEMENT The following terms and conditions apply to restricted stock units granted under the 2022 Omnibus Incentive Plan by McCORMICK & COMPANY, INC., a Maryland corporation, with its principal offices in Baltimore County, Maryland (hereinafter called the “Company”). RECITALS WHEREAS, the Board of Directors of the Company (the “Board”) believes that the interests of the Company and its stockholders will be advanced by encouraging its directors to become owners of common stock of the Company (“Shares”); and WHEREAS, the Board approved and adopted the Company’s 2022 Omnibus Incentive Plan (the “Plan”) on January 25, 2022, effective March 30, 2022, subject to the approval of the Company’s stockholders; and WHEREAS, the Company’s stockholders approved the Plan on March 30, 2022; and WHEREAS, one of the purposes of the Plan is to provide an inducement to the members of the Board (each a “Director”) to acquire Shares; and WHEREAS, the Board has authorized and approved the grant of this Award (defined below) pursuant to the Plan, this Award Agreement and the terms described on the Screen (defined below). NOW THEREFORE, in consideration of the foregoing and of the covenants and agreements set forth below, the terms of this Award and this Award Agreement consist of the following: 1. Grant of Restricted Stock Units Details of the Director’s Award are described on the screen captioned “Grants & Awards” in the Computershare website (the “Screen”). On the grant date specified on the Screen (the “Grant Date”), the Company granted restricted common stock units (“Restricted Stock Units”) to the Director for the number of Shares identified as granted on the Screen (the “Award”). The Restricted Stock Units shall become vested in accordance with the vesting schedule described in Section 3 (Vesting of Restricted Stock Units). Each Restricted Stock Unit shall represent one hypothetical Share, without par value. Each Restricted Stock Unit shall at all times be equal in value to one Share. The Company shall credit each Restricted Stock Unit to a bookkeeping account that the Company shall maintain for the Director until the Company issues Shares with respect to such Restricted Stock Unit in accordance with Section 4 (Issuance of Shares) or such Restricted Stock Unit is forfeited in accordance with Section 3 (Vesting of Restricted Stock Units).

2 2. Restrictions on Transfer of Restricted Stock Units The Restricted Stock Units herein granted and the rights and privileges conferred hereby shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of said Restricted Stock Units or of any right or privilege conferred hereby contrary to the provisions hereof or upon the levy of any attachment or similar process upon the rights and privileges conferred hereby, these Restricted Stock Units and the rights and privileges conferred hereby shall immediately become null and void. 3. Vesting of Restricted Stock Units (a) The Restricted Stock Units shall become vested and non-forfeitable on March 15 in the year immediately following the Grant Date (the “Vesting Date”); provided, that the Director continues to serve as a member of the Board from the Grant Date until the Vesting Date. Except as provided in Section 3(b), if the Director ceases to serve as a member of the Board on account of not being renominated to the Board after age 75, in accordance with the Corporate Governance Guidelines, prior to the Vesting Date, the Restricted Stock Units shall be immediately forfeited. (b) Notwithstanding the provisions of Section 3(a), any outstanding Restricted Stock Units shall immediately become vested and non-forfeitable in the event of the Director’s death, Disability, or in the event the Director ceases to serve as a member of the Board in connection with a Change in Control of the Company. If such Restricted Stock Units become vested and non-forfeitable pursuant to this Section 3(b), the date of the Director’s death or Disability or the date the Director ceases to serve as a member of the Board in connection with the Change in Control, whichever applies, shall be treated as the Vesting Date for purposes of this Award Agreement. 4. Issuance of Shares (a) The Company shall issue to the Director (or, in the event of the Director’s death, to the Director’s personal representative) Shares corresponding to vested Restricted Stock Units, net of any applicable withholding taxes, as soon as practicable following the Vesting Date and in no event later than March 15th of the year following the Vesting Date. (b) No Shares shall be issued to the Director under this Award Agreement before the Vesting Date. (c) The Company’s obligations to the Director with respect to the Restricted Stock Units shall be satisfied in full upon the issuance of Shares with respect to the Restricted Stock Units that vest in accordance with Section 3 (Vesting of Restricted Stock Units), net of any applicable withholding taxes, or upon the forfeiture of such Restricted Stock Units in accordance with Section 3 (Vesting of Restricted Stock Units).

3 5. Dividend, Voting and Other Rights. (a) The Restricted Stock Units are not Shares, and the Director shall therefore have no voting, dividend, or other shareholder rights by reason of receiving or being credited with Restricted Stock Units pursuant to this Award Agreement unless and until Shares are issued to the Director pursuant to Section 4 (Issuance of Shares). (b) This Award Agreement represents only an unfunded and unsecured promise by the Company. The Director’s rights under this Award Agreement shall be limited to those of an unsecured general creditor of the Company. 6. Successor This Award shall be binding upon and inure to the benefit of any successor or successors of the Company. 7. Compliance with Law The Company shall make reasonable efforts to comply with all applicable federal and state securities laws. Notwithstanding any other provision of this Award Agreement, the Company shall not be obligated to issue any Shares pursuant to this Award Agreement if the issuance thereof would result in a violation of any law. 8. Section 409A of the Internal Revenue Code It is intended that the Restricted Stock Units and this Award Agreement shall qualify as a short-term deferral arrangement described in Treas. Reg. § 1.409A-1(b)(4), and any successor thereto, and that, as a result, the Restricted Stock Units and this Award Agreement shall not be subject to the provisions of Section 409A of the Code (“Section 409A”). This Award Agreement and the Plan shall be administered in a manner consistent with the foregoing intent, and any provision that would cause such Restricted Stock Units or this Award Agreement to be subject to Section 409A shall have no force or effect until this Award Agreement is amended to avoid the application of Section 409A (which amendment may be retroactive to the extent permitted by Section 409A and may be made by the Company without the Director’s consent). 9. Withholding The Company shall, in its discretion, have the right to deduct or withhold from payments of any kind otherwise due to the Director, or require the Director to remit to the Company, an amount sufficient to satisfy taxes imposed under the laws of any country, state, province, city or other jurisdiction, including income taxes, capital gain taxes, transfer taxes, and social security contributions that are required by law to be withheld with respect to the Plan, the grant of restricted stock units, the payment of Shares or cash under this Award Agreement, the sale of Shares acquired hereunder, and/or the payment of dividends on Shares acquired hereunder, as applicable. A sufficient number of Shares resulting from payout of this Award at vesting may be retained by the Company to satisfy any tax withholding obligation.

4 10. No Right to Continue as Director Neither the Plan, this Award Agreement, the grant of Restricted Stock Units, the payment of Shares or cash under this Award Agreement, the sale of Shares acquired hereunder, and/or the payment of dividends on Shares acquired hereunder, as applicable, gives the Director any right to continue to be a director of the Company or limits, in any way, the right of the Company to change the Director’s compensation at any time for any reason not specifically prohibited by law. 11. Electronic Delivery The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Director’s consent to participate in the Plan by electronic means. The Director hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company. 12. Governing Law and Venue All disputes arising under or growing out of the Restricted Stock Units or the provisions of this Award Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, United States of America, as provided in the Plan, without regard to such state’s conflict of laws rules. If any dispute arises directly or indirectly from the relationship of the parties evidenced by this Award and this Award Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Maryland and agree that such litigation shall be conducted only in the courts of Baltimore County, Maryland, and no other courts, where the grant of the Restricted Stock Units are made and/or to be performed. 13. Severability The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. 14. Imposition of Other Requirements The Company reserves the right to impose other requirements on the Director’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable to comply with local law or facilitate the administration of the Plan, and to require the Director to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. 15. Relation to Plan This Award Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency or conflict between this Award Agreement and the Plan, the Plan shall govern. The Plan and this Award Agreement shall be administered by the Committee in accordance with

5 the provisions of section 4 of the Plan. Except as expressly provided in this Award Agreement, capitalized terms used herein shall have the meanings ascribed to them in the Plan or on the Screen. 16. Acceptance of Award The Director shall be deemed to have accepted this Award unless the Director provides written notice to the Company within thirty (30) business days following the Grant Date, stating that the Director does not wish to accept the Award. Notices should be directed to Investor Services at investor_services@mccormick.com, or to McCormick & Company, Inc. Attn: Investor Services, 18 Loveton Circle, Sparks, Maryland 21152. By accepting this Award Agreement, the Director agrees to be bound by the terms and conditions set forth herein and acknowledges and agrees that: (a) The award of Restricted Stock Units hereunder and any future awards under the Plan are entirely voluntary, and at the complete discretion of the Company. Neither the award of Restricted Stock Units hereunder, nor any future awards by the Company, shall be deemed to create any obligation to grant any other awards, whether or not such a reservation is explicitly stated at the time of any such award. The Board has the right, at any time, to amend, suspend, discontinue or terminate the Plan, this Award, and/or this Award Agreement; provided, that the Director’s consent to such action shall be required unless the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Director’s rights under the Plan. (b) Neither the Company nor any member of the Board or of the Committee shall have any liability of any kind to the Director for any action taken or not taken in good faith under the Plan; for any change, amendment, or cancellation of the Plan or this Award; or for the failure of this Award to realize intended tax consequences or to comply with any other law, compliance with which is not required on the part of the Company. (c) The Director has reviewed the Plan, this Award Agreement, and the Screen in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Award Agreement, and fully understands all provisions of the Plan, this Award Agreement, and the Screen.